Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Second Quarter Ended July 14, 2013

Greenwood Village, CO — August 15, 2013 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended July 14, 2013.

Fiscal Second Quarter 2013 Financial Highlights:

•                  Earnings per diluted share were $0.77, compared to fiscal second quarter 2012 earnings per diluted share of $0.52.

•                  Total revenues increased 6.5% to $238.3 million; Company-owned comparable restaurant revenues increased 4.3% compared to the same period a year ago.

•                  Restaurant-level operating profit margin increased to 23.3% from 21.1% (See Schedule I).

Net income for the 12 weeks ended July 14, 2013, was $11.1 million compared to $7.7 million in the 12 weeks ended July 8, 2012.

Year to date through the Company’s fiscal second quarter 2013, net income was $20.6 million compared to $18.3 million for the comparable period in 2012.  Earnings per diluted share were $1.43, an increase of 16.3% compared to 2012 earnings per diluted share of $1.23.

“During the second quarter, we continued enhancing our menu to offer Red Robin guests greater variety and value while remaining true to our gourmet burger authority, contributing to revenue growth and continued market share gains in a tough casual dining environment,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer.  “Our most recent performance marks 12 consecutive quarters of same store sales growth and continued expansion of our operating margins.  Looking ahead, we remain focused on making even more progress on our strategic road map initiatives, including our brand transformation and other initiatives that are growing our base of loyal Red Robin fans and driving sustainable growth and profitability for our brand.”

Operating Results

Total Company revenues, which include Company-owned restaurant revenues and franchise royalties, increased 6.5% to $238.3 million in the second quarter of 2013 from $223.7 million in the fiscal second quarter of 2012.

System-wide restaurant revenues in the second quarter of 2013 totaled $324.1 million, compared to $306.8 million in the same period last year at constant currency rates.

Comparable restaurant revenues increased 4.3% for Company-owned restaurants in the second quarter of 2013 compared to the prior year.  In the second quarter, guest counts decreased 0.7% on a comparable basis while average guest check increased 5.0%.  The Company’s comparable revenue growth is calculated by comparing the same calendar weeks which, for 2012, vary from the Company’s fiscal reporting by one week.  Year to date through the fiscal second quarter of 2013, comparable restaurant net revenues increased 3.1% compared to a year ago and were driven by a 3.7% increase in average guest check, partially offset by a 0.6% decrease in guest counts.

Restaurant-level operating profit margins at Company-owned restaurants were 23.3% in the second quarter of 2013 compared to 21.1% in the second quarter of 2012, an improvement of 220 basis points.  The higher margins resulted primarily from lower food and beverage costs, as well as lower insurance and other operating costs as a percentage of sales.  Schedule I of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Restaurant revenue performance

	Q2 2013	Q2 2012
Average weekly sales per unit:
Company-owned* - Total	$57,699	$55,774
Company-owned* - Comparable	$57,769	$55,388
Franchised units	$56,142	$54,492
Total operating weeks:
Company-owned units	4,111	3,962
Franchised units	1,596	1,594

*Includes Company-owned casual dining restaurants only

Other Results

Depreciation and amortization costs were $13.3 million, an increase of $0.8 million from the second quarter of 2012 due primarily to the opening of new restaurants and the placing of new information technology systems into service.

General and administrative costs were $21.9 million, an increase of $3.0 million from the second quarter of 2012 due mainly to investments in talent to support value-enhancing initiatives and higher incentive-based compensation. Selling expenses were $6.5 million in the second quarter of 2013, a decrease from $6.7 million a year ago.

Net interest expense was $0.7 million, a decrease from $1.3 million during the same period a year ago as a result of the Company’s debt refinancing in December 2012 as well as lower average borrowings.

The Company had an effective tax rate of 24.3% in the second quarter of 2013, compared to a 23.7% rate in the same period a year ago.

Restaurant Openings

As of the end of the second quarter of 2013, there were 339 Company-owned Red Robin® restaurants, five Red Robin’s Burger Works® and 133 franchised Red Robin restaurants — a total of 477 locations.  In the second quarter of 2013, the Company opened two new Red Robin restaurants.

Balance Sheet and Liquidity

On July 14, 2013, the Company had cash and cash equivalents of $16.5 million and total debt of $82.1 million, including $9.6 million of capital lease liabilities.

Year to date through the second quarter of 2013, cash generated from operations totaled $71.0 million compared to $50.1 million for the same period in 2012, and capital investments amounted to $31.7 million compared to $27.8 million through the second quarter of 2012.

Outlook for 2013

Red Robin’s 2013 fiscal year consists of 52 weeks ending on December 29, 2013, compared to fiscal 2012, which consisted of 53 weeks.

In 2013, the Company expects comparable restaurant sales growth of approximately 3.0% compared to 2012 based on a combination of increased prices and guests enjoying more items per visit.

The Company is expecting 2013 capital investments of approximately $70 million.  The Company plans to open 20 new company-owned Red Robin restaurants and potentially several Red Robin’s Burger Works restaurants.  The Company also intends to remodel 20 existing Red Robin restaurants as part of its brand transformation initiative.

Restaurant-level operating profit margins in 2013 are expected to be approximately 21.3%.

General and administrative costs are expected to be between $89 million and $90 million, while selling expenses are expected to be approximately 2.8% of sales.  Depreciation is projected to be between $59 million and $60 million.

The income tax rate in 2013 is expected to be approximately 24%.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal 2013 is estimated to be $0.23 on an annualized basis.  Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.05, and a change of $187,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its second quarter 2013 results today at 10:00 a.m. ET. The conference call number is (888) 670-2246, or for international callers (913) 312-1507.   The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.

To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Thursday, August 22, 2013.  The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 6901079.   The webcast replay will also be available on the Company’s website until midnight on Sunday, October 6, 2013.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment. Red Robin’s award-winning burgers have earned the title of Best Burger in the full-service category in the Zagat Fast Food Survey four years in a row. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. There currently are 480 Red Robin locations across the United States and Canada, including 341 company-owned Red Robin restaurants and five Red Robin’s Burger Works locations, and 134 Red Robin restaurants operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our expected earnings per share, restaurant sales, new restaurant growth, brand transformation initiative, future economic performance, costs and capital expenditures, certain statements under the heading “Outlook for 2013” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” or “estimate,”  or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following:  the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 14, 2013	July 8, 2012	July 14, 2013	July 8, 2012

Revenues:
Restaurant revenue	$234,490	$219,932	$535,803	$514,574
Franchise royalties, fees and other revenue	3,809	3,745	8,845	8,562
Total revenues	238,299	223,677	544,648	523,136

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	58,024	55,804	133,006	130,879
Labor	76,648	73,075	178,530	171,681
Other operating	28,463	28,877	65,553	66,282
Occupancy	16,779	15,790	39,352	36,904
Depreciation and amortization	13,319	12,532	31,153	29,184
General and administrative	21,868	18,881	50,835	44,381
Selling	6,518	6,693	15,159	15,070
Pre-opening costs	1,291	602	2,125	1,585
Total costs and expenses	222,910	212,254	515,713	495,966

Income from operations	15,389	11,423	28,935	27,170

Other expense:
Interest expense, net and other	674	1,267	1,763	3,100

Income before income taxes	14,715	10,156	27,172	24,070
Provision for income taxes	3,576	2,408	6,553	5,764
Net income	$11,139	$7,748	$20,619	$18,306
Earnings per share:
Basic	$0.78	$0.53	$1.46	$1.25
Diluted	$0.77	$0.52	$1.43	$1.23
Weighted average shares outstanding:
Basic	14,209	14,607	14,134	14,609
Diluted	14,475	14,859	14,415	14,879

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	July 14, 2013	December 30, 2012

Assets:
Current Assets:
Cash and cash equivalents	$16,545	$22,440
Accounts receivable, net	13,011	16,386
Inventories	19,885	18,371
Prepaid expenses and other current assets	9,651	13,439
Deferred tax asset and other	3,222	3,868
Total current assets	62,314	74,504

Property and equipment, net	418,582	413,258
Goodwill	62,525	62,525
Intangible assets, net	36,066	37,203
Other assets, net	9,699	9,642
Total assets	$589,186	$597,132

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$18,447	$14,241
Construction related payables	6,894	4,694
Accrued payroll and payroll related liabilities	37,419	31,476
Unearned revenue, net	20,529	28,187
Accrued liabilities and other	28,986	23,685
Total current liabilities	112,275	102,283

Deferred rent	49,456	44,801
Long-term portion of credit facility	72,500	125,000
Long-term portion of capital lease obligations	8,830	9,211
Other non-current liabilities	9,243	8,918
Total liabilities	252,304	290,213

Stockholders’ Equity:
Common stock, $0.001 par value: 30,000 shares authorized; 17,781 and 17,499 shares issued; 14,281 and 13,999 shares outstanding	18	17
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 3,500 shares, at cost	(107,589)	(107,589)
Paid-in capital	195,267	185,974
Accumulated other comprehensive gain, net of tax	55	5
Retained earnings	249,131	228,512
Total stockholders’ equity	336,882	306,919
Total liabilities and stockholders’ equity	$589,186	$597,132

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and twenty-eight weeks ended July 14, 2013 and July 8, 2012, expressed as a percentage of total revenues, except for the components of restaurant level operating profit, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 14, 2013		July 8, 2012		July 14, 2013		July 8, 2012
Restaurant revenues	$234,490	98.4%	$219,932	98.3%	$535,803	98.4%	$514,574	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	58,024	24.7	55,804	25.4	133,006	24.8	130,879	25.4
Labor	76,648	32.7	73,075	33.2	178,530	33.3	171,681	33.4
Other operating	28,463	12.1	28,877	13.1	65,553	12.2	66,282	12.9
Occupancy	16,779	7.2	15,790	7.2	39,352	7.3	36,904	7.2
Restaurant-level operating profit	54,576	23.3	46,386	21.1	119,362	22.3	108,828	21.1

Add — Franchise royalties, fees and other revenue	3,809	1.6	3,745	1.7	8,845	1.6	8,562	1.6
Deduct — other operating:
Depreciation and amortization	13,319	5.6	12,532	5.6	31,153	5.7	29,184	5.6
General and administrative	21,868	9.2	18,881	8.4	50,835	9.3	44,381	8.5
Selling	6,518	2.7	6,693	3.0	15,159	2.8	15,070	2.9
Pre-opening costs	1,291	0.5	602	0.3	2,125	0.4	1,585	0.3
Total other operating	42,996	18.0	38,708	17.3	99,272	18.2	90,220	17.3

Income from operations	15,389	6.5	11,423	5.1	28,935	5.3	27,170	5.2

Interest expense, net and other	674	0.3	1,267	0.6	1,763	0.3	3,100	0.6
Income tax expense	3,576	1.5	2,408	1.1	6,553	1.2	5,764	1.1
Total other	4,250	1.7	3,675	1.7	8,316	1.4	8,864	1.7

Net income	$11,139	4.7%	$7,748	3.5%	$20,619	3.8%	$18,306	3.5%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of  restaurant level operating profit are expressed as a percentage of restaurant revenues and not total revenues.